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                                                                    EXHIBIT 4.12

                              SOUTHERN ENERGY, INC.

                          CERTIFICATE OF DESIGNATION OF
                            SERIES B PREFERRED STOCK

                        PURSUANT TO SECTION 151(g) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         Southern Energy, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors"), in a duly convened meeting thereof on August 22, 2000, adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock of the Corporation (the "Preferred Stock") and the powers, preferences, and relative, participating, optional, or special rights, and the qualifications, limitations, or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution, distribution of assets, conversion, or exchange, and such other subjects or matters as may be fixed by resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions set forth herein:

         1. Number of Shares, Designation, and Rank. A total of one (1) share of Preferred Stock is hereby designated as Series B Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock shall rank, with respect to liquidation, winding-up, and dissolution, senior to all classes of common stock, and on par with each other class of capital stock or series


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of Preferred Stock issued by the Corporation or established by the Board of
Directors, unless otherwise designated.

         2. Voting. The holder of the Series B Preferred Stock, except as specifically required by the General Corporation Law of the State of Delaware, shall not have the right to vote for any purpose. In connection with any right to vote, the holder of the share of Series B Preferred Stock shall have one vote for the share held.

         3. Dividends. The holder of the share of Series B Preferred Stock shall not be entitled to receive dividends.

         4.       Redemption.

         (a) The share of Series B Preferred Stock may be redeemed, at the option of the Corporation, at any time. Upon redemption, the holder of the share of Series B Preferred Stock will receive all of the issued and outstanding shares of common stock, par value $0.01 per share, of Southern Energy Holdco, Inc. (the "Holdco Shares") owned by the Corporation.

         (b) Any redemption hereunder shall occur at a time and date ("Redemption Date") specified by the Corporation in a notice delivered to the holder prior to the Redemption Date. On the Redemption Date, the holder of the share of Series B Preferred Stock shall surrender the certificate evidencing such share to the Corporation at the place designated in such notice. On the Redemption Date, and upon surrender of the certificate evidencing the share of Series B Preferred Stock, the Corporation shall deliver to the holder a certificate or certificates evidencing the Holdco Shares.

         5.       Status of the Share.

         (a) The share of Series B Preferred Stock redeemed by the Corporation shall be retired and shall be restored to the status of an authorized but unissued share of Preferred Stock, without designation as to series, and may thereafter be issued pursuant to the terms of the Certificate of Incorporation.

         (b) The holder of the Series B Preferred Stock shall not have any relative, participating, optional, or other special rights or powers other than as set forth in this Certificate of Designation.


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         IN WITNESS WHEREOF, Southern Energy, Inc. has caused this Certificate of Designation to be duly executed on its behalf by its undersigned duly authorized officer this 22nd day of August, 2000.

                                    SOUTHERN ENERGY, INC.


                                    /s/ Elizabeth B. Chandler
                                    --------------------------------------------
                                    By: Elizabeth B. Chandler, Vice President
                                        and Secretary